PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“this Agreement”) is made and entered into as of the 5th day of August, 2005 (the “Execution Date”), by and between CHERIDAN INC., a Washington corporation or its assigns (“Seller”) and EMERITUS CORPORATION, a Washington corporation, and/or its assigns (“Buyer”).

R E C I T A L S:

A. Seller owns the real property described in Exhibit 1.1(a), the improvements constructed thereon, which include an eighty (80) unit independent living and assisted living facility located at 1160 Hogan Lane, Conway, Arkansas and certain personal property used in conjunction with the operation thereof.

B. Buyer and Seller have concurrently entered into a separate agreement dated the 5th day of August, 2005 for the purchase and sale of the real property described in Exhibit A owned by the Buyer (the “Wildflower Purchase Agreement”).

C. Camlu Real Estate Development Limited Partnership, an affiliate of Seller and Buyer, has concurrently entered into a separate agreement dated the 5th day of August, 2005 for the purchase and sale of the real property described in Exhibit B (the “Willow Brook Purchase Agreement”).

D. Seller has agreed to sell to Buyer all of Seller’s right, title and interest in the real property and improvements constructed or situated thereon, and certain of Seller’s personal property used in the operation of the real property and improvements thereon located at 1160 Hogan Lane, Conway, Arkansas and Buyer has agreed to purchase same from Seller subject to the terms and conditions hereinafter set forth.

In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.  The Property

1.1  Assets. Subject to the terms of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following described property (it being understood and agreed that such property shall specifically exclude the Excluded Assets (as defined below) in accordance with the terms hereof:

(a)  the real property situated in Conway, Arkansas which is more particularly described in Exhibit 1.1(a) attached hereto together with the eighty (80) unit independent living and assisted living facility located thereon and commonly known as the “Trillium Park” (the “Facility”) and all other improvements and fixtures thereon (hereinafter collectively referred to as the “Real Property”);

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(b)  all equipment, computer hardware and computer software (but only to the extent such software is not proprietary to Seller and the licenses with respect to any non proprietary software are, at Buyer’s election and cost, assigned to Buyer at Closing), vehicles, furniture, and fixtures, inventory, linens, dietary supplies, housekeeping supplies, food and other consumable inventories owned by Seller and located at the Facility or used in connection with the operation of the Facility, all of which is more particularly described on Exhibit 1.1(b) (hereinafter collectively referred to as “Personal Property”);

(c)  all intangibles of Seller used in the operation of the Facility including, without limitation, telephone numbers, all of Seller’s interest in the name “Trillium Park”, as well as any licenses, governmental approvals or permits to the extent assignable or transferable without cost to Seller and any other rights or privileges appurtenant to the Real Property or related to the business operated thereon or thereat (hereinafter collectively referred to as “Intangibles”);

(d)  all leases, rental or occupancy agreements with the residents of the Facility and any amendment or modification thereto (the “Resident Leases”) and any other agreements granting any person or entity the right to use or occupy any space situated in the Facility or any portion thereof (the “Commercial Leases” and together with the Resident Leases, the “Leases”), if and to the extent Buyer agrees to assume the same in accordance with the terms of this Agreement (the “Assumed Leases”);

(e)  all resident records and files and marketing databases used in conjunction with the operation of the business conducted upon the Real Property by Seller (hereinafter collectively referred to as “Records”);

(f)  all contracts, oral or written, to which the Seller is a party for the Seller’s operation of the Facility, including but not limited to contract rights, equipment leases, maintenance contracts, service contracts and other contracts, and operating or service manuals, warranties or guarantees relating to all or any portion of the Real Property or any item of the Personal Property subject to this Agreement (the “Contracts”), if and to the extent Buyer agrees to assume the same in accordance with the terms of this Agreement (hereinafter collectively referred to as “Assumed Contracts”);

(g)  the Prepaid Rents (as defined below).

The assets and property interests of Seller described in Sections 1.1(a) through 1.1(g) above being sold pursuant hereto shall hereinafter collectively be referred to as the “Assets”.

1.2  Excluded Assets. Seller shall not sell, convey, transfer or assign to Buyer, and Buyer shall not purchase or acquire from Seller, any of the following assets (the “Excluded Assets”), which shall remain the sole and exclusive property of Seller:

(a)  all insurance policies relating to Seller’s business, Facility or the Assets and the rights thereunder;

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(b)  all cash, cash equivalents and accounts receivables earned for the period prior to the Closing Date and all deposits (other than the Resident Deposits and any refundable deposits held by Seller with respect to any commercial spaces in the Facility which are leased to third parties), bank accounts, checking accounts, petty cash, computer software programs (unless such software is proprietary to Seller or unless the licenses with respect to any non-proprietary software are not assigned, at Buyer’s election, to Buyer at Closing), utility deposits or interest thereon, and Wenatchee, Washington central office equipment and personal property located in Seller’s Wenatchee, Washington central office or in the corporate office of Seller’s Manager (as defined below), a list of which is attached hereto as Exhibit 1.2(b) (the “Corporate Assets”), or insurance or tax reserves relating to the Assets being sold pursuant hereto, and the other assets disclosed on Exhibit 1.2(b); and

(c)  refunds of real estate taxes allocated to the period prior to the Closing if, and to the extent, the Purchase Price was not prorated therefor.

1.3  No Assumption of Liabilities. Notwithstanding anything in this Agreement to the contrary, Seller shall retain, and Buyer shall not assume, or in any way be liable or responsible for, any obligations or liabilities of Seller or the Facility whatsoever, whether fixed, contingent or otherwise, and whether known or unknown, including, without limitation:

(a)  all liabilities and obligations arising from events occurring or conditions existing on or prior to the Closing Date, with respect to the ownership or operation of the Facility, the other Assets or otherwise, including, without limitation, rent, accounts payable and notes payable;

(b)  except as otherwise specifically provided in Section 19, all liabilities and obligations with respect to Seller’s employees, including accrued salaries, wages, vacation, payroll taxes, retirement plan payables and any obligations with respect to any other employee benefit or retirement plan or policy that arise from services performed by such employees prior to Closing; and

(c)  all liabilities and obligations for the payment of taxes which relate to tax periods ending on or prior to the Closing Date;

provided, however, nothing herein shall be construed as imposing any obligation on Seller to perform any obligations related to the ownership or operation of the Facility where such obligation to perform first arises after the Closing Date.

2.  Seller’s Purchase Price

2.1  Purchase Price. The purchase price for the Assets is Five Million Eight Hundred Thousand and 00/100 Dollars ($5,800,000.00) (“Purchase Price”). At the Closing, the Buyer shall deliver to Escrow Agent in immediately available United States funds, the amount of the Purchase Price (a) less the Deposit (defined below); (b) plus all Closing costs and prorations required to be paid by Buyer pursuant to Sections 15 and 16 hereof.

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2.2  Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as provided on Exhibit 2.2 Buyer and Seller agree that each will report the transaction subject to this Agreement in accordance with such allocation and each will not take a position inconsistent with such allocation without the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld.

3.  Escrow.  Within three (3) business days after the Execution Date (“Opening of Escrow”), Buyer shall deliver to Chicago Title Insurance Company whose address is 32001 32nd Avenue South, Suite 400, Federal Way, WA 98001, Attn: Brenda Sporcic, telephone number: (253) 945-9140 (“Escrow Agent”), Fifty Thousand Dollars ($50,000.00) earnest money deposit (the “Deposit”) to be held subject to the terms of this Agreement. If Buyer at the end of the Feasibility Period (defined below), has not elected to terminate this Agreement, then, subject to the terms of this Agreement, the Deposit shall become nonrefundable. If the purchase and sale contemplated by this Agreement is completed, then at Closing, the Escrow Agent will credit the Deposit against the Purchase Price, and the Deposit shall be remitted to Seller along with the balance of the Purchase Price. If the purchase and sale contemplated by this Agreement fails to close, the Deposit shall be remitted to Buyer or Seller, as appropriate, in accordance with the terms of this Agreement. All interest or other earnings on the Deposit, if any, shall become part of the Deposit and shall be disbursed to the party who becomes entitled to the Deposit pursuant to the terms of this Agreement.

4.  Title. At Closing, Seller shall deliver to Buyer by limited warranty deed title to the Real Property subject only to the Permitted Exceptions (as defined in Section 5(b) below).

5.  Title Commitment/Survey/Litigation and Lien Searches

(a)  Within ten (10) days after the Execution Date (the “Title Delivery Period”), Seller shall direct Escrow Agent to provide Buyer with a preliminary commitment (“Title Commitment”) for an extended coverage owner’s title insurance policy to be issued by Chicago Title Insurance Company (“Title Company”) describing the Real Property, with coverage in the amount of the Purchase Price, together with a legible and complete copy (to the extent available to the Title Company) of each of the documents forming the basis for each exception therein (the “Exception Documents” and together with the Title Commitment, the “Title Documents”). Buyer shall pay the difference in the additional premium cost between the cost of a standard owner’s policy of title insurance (including any endorsements required to remove or cure objections in the Title Objection Notice that Seller elects to remove or cure pursuant to Section 5(b)) and the cost of the title policy actually issued, inclusive of endorsements. Seller will provide the Title Company with any indemnity agreement in form acceptable to Seller to enable the Title Company to remove policy exceptions, which would not be removed if the Title Policy was an owner’s standard title insurance policy. Buyer agrees, at its sole cost and expense, to pay any and all costs associated with obtaining any additional items including, without limitation, any ALTA survey, which are required by the Title Company as a condition of its issuance of an owner’s extended coverage title insurance policy. If Buyer fails to satisfy the Title Company's requirements of Buyer for the issuance of an owner's extended coverage title insurance policy, then Buyer shall accept a standard owner's policy of title insurance.

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(b)  Buyer shall have a period of twenty (20) days from receipt of the Title Documents to approve or disapprove the Title Documents (the “Title Review Period”) by written notice to Seller setting forth in reasonable detail the nature of Buyer’s Title objections (the “Title Objection Notice”). Any exceptions or other items set forth in the Title Commitment to which Buyer does not object within the Title Review Period, it being understood and agreed that Buyer shall not have the right to object to exceptions for liens for local real estate taxes and assessments not yet due or payable, shall hereinafter be deemed to be “Permitted Exceptions”. With regard to items to which Buyer does object within the Title Review Period, Seller shall notify Buyer in writing within ten (10) days after Seller’s receipt of the Title Objection Notice of any exceptions to title which Seller is unwilling to remove or otherwise resolve (the “Title Response Notice”) and Buyer may, at Buyer’s option, to be exercised on or before 5:00 p.m. Pacific Time on the fifth (5th ) day after receipt of the Title Response Notice from Seller, either (i) waive the objections set forth in the Title Objection Notice which Seller is unwilling to remove or otherwise resolve in accordance with the terms of the Title Response Notice, in which case such items shall be deemed to be included in within the Permitted Exceptions or (ii) terminate this Agreement by written notice to Seller. If Buyer timely elects to terminate this Agreement, Escrow Agent shall immediately return the Deposit to Buyer and this Agreement will terminate except for those provisions of this Agreement which specifically survive termination. In the event Seller elects to cure or remove the items identified in the Title Objection Notice but fails by Closing to take such action as may be necessary to cure or remove the items identified in the Title Objection Notice, then Buyer shall have the option of either waiving the applicable items set forth in the Title Objection Notice, in which event such items shall be deemed to be included within the Permitted Exceptions, or terminating this Agreement by delivery of written notice of termination to Seller within five (5) days after Seller’s act or omission giving rise to such termination right, and the Deposit shall be returned to Buyer and thereafter neither Buyer nor Seller shall have any further rights or obligations hereunder, except under those provisions of this Agreement which specifically survive termination. In the event any supplement to the Title Commitment shows an additional exception, Buyer shall accept or disapprove the same and Seller shall respond to Buyer’s objection in the same manner as above with the exception that each of the time periods involved shall be shortened to five (5) days.

(c)  Within ten (10) days after the Execution Date, Buyer shall order an ALTA survey of the Real Property (the “Survey”), prepared by a duly licensed land surveyor reasonably acceptable to the Title Company and Buyer and Buyer shall cause the same to be delivered to Buyer and Seller within thirty (30) days after the Execution Date (the “Survey Delivery Period”). The Survey shall be dated and certified not earlier than the Execution Date, shall show the location of the Real Property, the improvements located thereon, building and set-back lines, fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains, easements, roads, rights-of-way, encroachments and such other exceptions located on the Real Property as may be described in the Title Commitment, and shall contain a legal description of the boundaries of the Real Property metes and bounds which shall also include a reference to the recorded plat, if any. The Survey and certificate shall be completed in accordance with the Minimum Standard Detail Requirements for any ALTA/ACSM land title survey as adopted by the American Congress of Surveying and Mapping and the American Land Title Association, pursuant to the accuracy requirements of a Class A Urban Survey. Buyer shall have a period of ten (10) days from receipt of the Survey to approve or disapprove the Survey (the “Survey Review Period”) by written notice to Seller setting forth in reasonable detail the nature of

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Buyer’s Survey objections (the “Survey Objection Notice”). In the event that Buyer disapproves any or all items referred to in the Survey (including, without limitation, any encroachments, discrepancies in property lines, gaps, gores, or other matters which constitute a defect in the Real Property as determined by Buyer), Seller shall have a period of ten (10) days after receipt of the Survey Objection Notice (the “Survey Response Period”) within which to notify Buyer in writing whether Seller is willing or able to take such action as may be necessary by Closing to cure or remove, or to cause the surveyor to revise the Survey in a manner which is responsive to, the items identified in the Survey Objection Notice (the “Survey Response Notice”). In the event Seller notifies Buyer within the Survey Response Period that it is unable or unwilling to take such action as may be necessary to cure or remove, or to cause the surveyor to revise the Survey as to the items in the Survey Objection Letter, Buyer may, at Buyer’s option, to be exercised on or before 5:00 p.m. Pacific Time on the fifth (5th) day after receipt of the Survey Response Notice, either waive the objections set forth in the Survey Objection Notice which will not be resolved as provided in the Survey Response Notice, in which event such items shall be deemed to be included within the Permitted Exceptions or (ii) terminate this Agreement by written notice to Seller. If Buyer timely elects to terminate this Agreement, Escrow Agent shall immediately return the Deposit to Buyer and this Agreement will terminate except for those provisions of this Agreement which specifically survive termination. In the event Seller elects to cure or remove the items objected to by Buyer in the Survey Objection Notice but fails by Closing to take such action as may be necessary to cure or remove, or to cause the surveyor to revise the Survey in a manner which is responsive to, the items identified in the Survey Objection Notice, then Buyer shall have the option of either waiving the applicable items set forth in the Survey Objection Notice, in which event such items shall be deemed to be included within the Permitted Exceptions, or terminating this Agreement by delivery of written notice of termination to Seller within five (5) days after Seller’s act or omission giving rise to such termination right, and the Deposit shall be returned to Buyer and thereafter neither Buyer nor Seller shall have any further rights or obligations hereunder, except under those provisions of this Agreement which specifically survive termination.

(d)  Within the Title Delivery Period Seller shall also cause to be prepared and furnished to Buyer a litigation, bankruptcy, judgment and security interest search in the names of Seller and the Facility conducted in the state and county in which the Facility is located, the State of Washington and the County in which the Seller maintains its principal place of business (the “Litigation and Lien Search”). In the event that Buyer disapproves any or all items referred to in the Litigation and Lien Search, Buyer shall so advise Seller in writing prior to the end of the Title Review Period (the “Litigation and Lien Objection Notice”). Seller shall have a period of ten (10) days after receipt of the Litigation and Lien Objection Notice (the “Lien Response Period”) within which to notify Buyer in writing whether Seller is willing or able to take such action as may be necessary by Closing to cure or remove the items identified in the Litigation and Lien Objection Notice (the “Lien Response Notice”). In the event Seller notifies Buyer within the Lien Response Period that it is unable or unwilling to take such action as may be necessary to cure or remove by Closing the items identified in the Litigation and Lien Objection Notice, Buyer may, at Buyer’s option, to be exercised on or before 5:00 p.m. Pacific Time on the fifth (5th) day after receipt of the Lien Response Notice, either (i) waive the objections set forth in the Litigation and Lien Objection Notice which will not be resolved as provided in the Lien Response Notice or (ii) terminate this Agreement by written notice to Seller. If Buyer timely elects to terminate this Agreement, Escrow Agent shall immediately return the Deposit to Buyer

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and this Agreement will terminate except for those provisions of this Agreement which specifically survive termination. In the event Seller elects to cure or remove the items objected to by Buyer in the Litigation and Lien Objection Notice but fails by Closing to take such action as may be necessary to cure or remove the items identified in the Litigation and Lien Objection Notice, then Buyer shall have the option of either waiving the applicable items set forth in the Survey Objection Notice, in which event such items shall be deemed to be included within the Permitted Exceptions, or terminating this Agreement by delivery of written notice of termination to Seller within five (5) days after Seller’s act or omission giving rise to such termination right, and the Deposit shall be returned to Buyer and thereafter neither Buyer nor Seller shall have any further rights or obligations hereunder, except under those provisions of this Agreement which specifically survive termination. Any liens reflected on the Litigation and Lien Search which are not objected to by Buyer or as to which any objection is later waived by Buyer shall be included within the Permitted Exceptions.

(e)  The costs of the Title Commitment, Survey and Litigation and Lien Search shall be borne by Seller and Buyer in the manner set forth in Section 15(c).

(f)  For purposes of this Section 5, the obligations of the parties set forth in Section 7(b) and in Section 18 of this Agreement shall be deemed to be obligations which specifically survive termination of this Agreement.

6.  Information

(a)  Within ten (10) days after the Execution Date Seller shall deliver to Buyer the information described in Exhibit 6 hereto (the “Due Diligence Materials”) if to the extent the same is in the possession of Seller or Frontier Management, LLC (“Seller’s Manager”). In the event that any of the Due Diligence Materials that are in the possession of Seller or Seller’s Manager shall not be delivered within the aforesaid ten (10) day period, the Feasibility Period (as defined below) shall automatically be extended, day for day, until all of the Due Diligence Materials are delivered. Buyer shall acknowledge in writing the receipt of all of the Due Diligence Materials within one (1) day of receipt of same. Further, Seller shall provide such other information that is in the possession of Seller or Seller’s Manager that Buyer may reasonably request from time to time that pertain to the Assets; provided, however, that to the extent any such request is made after the expiration of the ten (10) day period described in the first sentence hereof, the Seller’s delivery of the requested information shall not serve in any manner to extend the Feasibility Period.

(b)  In addition to what was delivered pursuant to Section 6(a) above, Seller has offered to make available to Buyer for review Seller’s records which are in the possession of Seller or Seller’s Manager which relate to the ownership, condition or operation of the Real Property (the “Books and Records”). The Books and Records will be made available to Buyer at (i) Seller’s business office located at 625 Okanogan Avenue, Wenatchee, Washington 98801, or (ii) Seller’s Manager’s office located at The Woodlands, Suite 230, 17400 SW Upper Boones Ferry Road, Durham, Oregon or (iii) at the Facility, as designated by Seller.

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(c)  Notwithstanding Sections 6(a) or 6(b) above, Seller shall not be obligated to disclose (i) any information that is subject to attorney-client privilege, or that if disclosed to Buyer would cause the same or other information to not be protected by attorney-client privilege, (ii) any information the disclosure of which is conditioned upon Seller’s receipt of consent from the issuer thereof who has restricted the redelivery thereof to any person other than Seller without its consent; provided, however, upon Buyer’s request Seller shall use reasonable efforts to secure such consent, (iii) any tax returns of Seller, or (iv) any purchase offers or purchase and sale agreements delivered to or received by Seller relating to a potential sale of the Assets to any third party.

(d)  The financial, other information and records provided by Seller to Buyer in connection with Buyer’s inspection and examination of the Assets and the business conducted therewith, including those provided pursuant to this Section 6, shall be subject to the terms of Section 18 hereof.

7.  Feasibility Period

(a)  Buyer shall have until 5 p.m. Pacific Time, on the forty fifth (45th) day after all of the Schedules have been completed and all the Exhibits have been agreed to by the parties, as confirmed in writing by both Buyer and Seller (the “Feasibility Period”), within which to conduct Buyer’s due diligence review of the Assets and the business conducted therewith. Such due diligence review may include, but not be limited to, a review of the Due Diligence Materials, matters related to the construction and the operation of the Real Property and its compliance with law, zoning investigations, soil studies, environmental assessments, surveys, structural inspections, pest inspections, seismic assessments, wetlands reports, assessment of the needs and the propriety of residency by current residents, the Financial Statements (as defined below) and Census Reports (as defined below), policies and procedures, advertising, the Books and Records, the Leases, the Contracts, accounts payable records, rent rolls, operating statements, and labor costs. If within fourteen (14) days after the Effective Date Buyer and Seller have not agreed to the Schedules and Exhibits, either party may terminate this Agreement. Such termination shall be treated as if Buyer elected to terminate the Agreement as provided in Section 7(c) hereof.

(b)  During the Feasibility Period, Buyer shall be permitted reasonable access to the Real Property during normal business hours to complete inspections and tests subject to the rights of residents in possession. Seller shall have the right to designate a representative for purposes of coordinating and overseeing Buyer’s on-site due diligence investigation. Buyer shall give Seller’s designated representative, if any, advance notice of its investigation of the Real Property, describing the nature of the review work to be undertaken and the estimated duration of the review. A representative of Seller shall have the right to accompany Buyer and its agents, representatives and contractors that are performing tests on or about the Real Property in connection with such testing and to limit the duration, frequency and means of such testing to the extent necessary to avoid disruption of residents of the Real Property providing that no such limitation shall unreasonably interfere with Buyer’s ability to conduct such tests or to have the same conducted on Buyer’s behalf. Buyer covenants that it will conduct its tests and other due diligence activities in a professional manner and in a manner which minimizes interference with residents of the Real Property. Buyer shall indemnify, defend and hold Seller harmless from and

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against all losses, damages, liabilities, claims, fines, penalties, causes of action and expenses arising from or out of the presence or activities of Buyer or its agents, employees, representatives, consultants, or contractors on the Real Property, both before and after Closing and, if Buyer does not purchase the Assets, Buyer shall repair any damage to the Real Property caused by such presence or activities. The terms of this Section 7(b) shall survive Closing or termination of this Agreement.

(c)  In the event that at or prior to the end of the Feasibility Period Buyer concludes, in its sole and absolute discretion, that it is not satisfied with its due diligence review Buyer may terminate this Agreement upon Buyer’s delivery of a written notice of termination to Seller on or before the expiration of the Feasibility Period, after which neither party shall have any further obligation to the other hereunder with the exception of Buyer’s obligations under this Section 7 and Section 18 and Buyer’s right to secure the immediate return of the Deposit. If Buyer fails to notify Seller in writing of Buyer’s election to terminate this Agreement at or prior to the expiration of the Feasibility Period, Buyer shall be deemed to have elected to have waived its right to terminate this Agreement pursuant to this Section 7 and Section 7 of the Related Agreements (as defined below).

8.  Contracts and Leases. Attached hereto as Exhibit 8 is a copy of the Contracts and Leases. Prior to the expiration of the Feasibility Period Buyer shall notify Seller in writing as to which of the Contracts and Leases Buyer will agree to assume and those which Buyer wants terminated by Seller at Closing.

9.  Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, has received all necessary approval and authority to own its property and to carry on its business as now owned and operated by Seller and is duly qualified to do business in the State of Arkansas.

(b)  Seller is not a foreign person (as that term is defined in the Internal Revenue Code and Income Tax Regulations) and Seller agrees to execute a certification of nonforeign status pursuant to Section 1445 of the Internal Revenue Code prior to Closing.

(c)  The person executing this Agreement on behalf of Seller has the requisite power and authority to execute and deliver this Agreement in the name of Seller.

(d)  The execution, delivery and performance of this Agreement by the person executing the same on behalf of Seller, have been duly and validly authorized, and this Agreement and the other agreements and instruments contemplated hereby to be executed or delivered by Seller constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms except as such enforceability may be limited by creditors rights laws and general principles of equity. Seller does not require the consent of any third party to consummate the transaction provided for herein.

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(e)  Except as set forth in Exhibit 9(e), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in a breach of or constitute a default under any agreement, document, instrument, or other obligation to which Seller is a party or by which Seller may be bound or, to Seller's knowledge, under any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Seller or to the Property where such breach or default would prevent or invalidate Seller’s execution of this Agreement or would prevent Seller from consummating the transactions contemplated hereby.

(f)  Except as set forth in Exhibit 9(f), Seller has not received any written notice, and has no knowledge, of any investigations, suits, actions, administrative or arbitration proceedings pending, whether involving a governmental authority or a private party, to which Seller is a party or in connection with the Assets.

(g)  Except as set forth in Exhibit 9(g), Seller has not received any written notice from any governmental authority, and has no knowledge of, any alleged violation of any fire, zoning, health, safety, sanitation, environmental or any federal, state or local law with respect to the Property.

(h)  Except as set forth in Exhibit 9(h), Seller has not received any written notice, and has no knowledge, that the Real Property is subject to any existing, pending or threatened investigation or lien by any governmental authority under, any federal, state or local law, statute, ordinance, regulation or order pertaining to hazardous substances including, but not limited to: The Resource Conservation and Recovery Act of 1976, 42 U.S.C. ‘6901 et. seq., and the rules, regulations and orders promulgated thereunder (“RCRA”); the Clean Air Act (42 U.S.C. ‘7401 et. seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ‘9601 et. seq.) (“CERCLA”); the Federal Hazardous Substances Act (15 U.S.C. ‘1261 et. seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ‘136 et. seq.); the Federal Water Pollution Control Act (33 U.S.C. ‘1251 et. seq.); and the Toxic Substances Control Act (15 U.S.C. ‘2601 et. seq.). Except as set forth in Exhibit 9(h), Seller has not, and Seller has no knowledge that any predecessor in interest of Seller or any other person or entity has, generated, manufactured, stored, transported, treated, recycled, disposed of or otherwise handled in any way any Hazardous Substances on, beneath or about any of the Real Property (other than medical and infectious wastes and other Hazardous Substances disposed of in accordance with applicable laws). Except as set forth in Exhibit 9(h), Seller has not, and Seller has no knowledge that any predecessor in interest of Seller or any other person or entity has, released or discharged, as such terms are defined in applicable environmental, health and safety laws, rules and regulations, in violation of applicable law, any Hazardous Substance into the soil, surface waters, groundwater, drinking water supplies, navigable waters, land, surface or subsurface strata, ambient air or other environmental medium related to the Real Property. Except as set forth in Exhibit 9(h), there are no other locations where any Hazardous Substances generated from the operation of the Facility or the ownership of the Real Property or any of the other Assets have been stored, treated, recycled or disposed of, whether by Seller or, to the knowledge of Seller, any other person or entity on behalf of Seller, other than locations where medical and infectious wastes have been disposed of in accordance with applicable law. “Hazardous Substances” is any substance, material and/or waste which is regulated under

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applicable local, state or federal law, or which is classified as hazardous, toxic, or otherwise harmful under federal, state or local laws or regulations.

(i)  No underground storage tank (as defined in RCRA,) or any above-ground storage tank for storing or dispending any hydrocarbon on or at the Real Property have been installed on, or removed from, the Real Property by Seller.

(j)  The Real Property is all of the real property that is currently used in connection with the ownership and operation of the Facility. Seller has not received any written notice of any pending condemnation proceedings and Seller has no knowledge of any threatened condemnation proceedings against the Real Property or any part thereof. Seller has received no written notice, and has no knowledge, of the intent of any public authority or public or quasi-public utility to take or use the Real Property or any part thereof.

(k)  To Seller’s knowledge, neither Seller nor any other party to any of the Contracts or the Leases, is in default of any terms or obligations under the Contracts or the Leases nor to Seller’s knowledge has any event occurred which, with the passage of time or the giving of notice or both would constitute such a default.

(l)  Except as set forth in Exhibit 9(l) and except with respect to the Permitted Exceptions, Seller has good and marketable title to the Assets and, subject to the rights of the residents of the Facility and any possessory rights granted to parties to the Contracts and Leases and to Seller’s Manager, has sole possession of and control over the Assets. Seller acknowledges and agrees that nothing in this Section 9(l) shall affect Seller’s obligation to deliver title to the Assets in accordance with the provisions of Section 5.

(m)  The Facility is currently licensed by the Arkansas Department of Human Services (the "Department") for fifty four (54) licensed assisted living beds and the Facility currently operates thirty six (36) units as assisted living apartments and forty four (44) units as unlicensed independent living units.  Seller has no written notice or knowledge that any licenses, permits and certificates necessary to operate the Facility in compliance with applicable law have not been obtained by Seller or are not in full force and effect. Exhibit 9(m) provides a correct and complete list of all licenses, permits, approvals, qualifications, registrations, certifications and other authorizations of any governmental authority held by Seller with respect to the Facility and its operation as of the Execution Date (the “Operating Licenses and Certifications”) and copies of all such Operating Licenses and Certifications have been provided to Buyer or will be provided to Buyer as part of the Due Diligence Materials. Except as set forth in Exhibit 9(m), Seller has no written notice or knowledge of any pending action by any governmental authority or other party to suspend, revoke, terminate or challenge any of the Operating Licenses and Certifications or claiming that Seller is not in compliance in all material respects with all such Operating Licenses and Certifications and Seller has no knowledge of the threat of the commencement of any such action.

(n)  Except as set forth in Exhibit 9(n), to Seller’s knowledge the Assets and the Corporate Assets constitute all material assets and properties currently used to operate the Facility consistent with past practices, except for assets and properties disposed of in the ordinary course of business that have in the aggregate been replaced by items of comparable use

PURCHASE & SALE AGREEMENT Trillium Park

and function in all material respects. Except as set forth in Exhibit 9(n), to Seller’s knowledge each item of Personal Property is in working condition and usable for its intended purpose in the operation of the Facility. Seller represents to Buyer that at Closing, the Facility will have inventory levels which comply with applicable law and are sufficient to carry on the continued operations of the Facility following the Closing in substantially the same manner as conducted prior to the Closing.

(o)  Attached hereto as Exhibit 9(o) are (i) Seller’s unaudited internally prepared annual income statements for the Facility for the year 2004, and the balance sheet of Seller as of December 31, 2004, and (ii) Seller’s unaudited internally prepared income statement for the Facility for the five-month period ended May 31, 2005, together with the balance sheets of Seller as of the end of such five-month period (the “Financial Statements”). To Seller’s knowledge, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, except that the depreciation amounts are recorded using the Federal Method instead of Book Method and to Seller’s knowledge accurately reflect in all material respects and fairly present the financial condition and results of operations of Seller and the Facility as of the dates and for the periods indicated thereon.

(p)  To Seller’s knowledge attached hereto as Exhibit 9(p) are correct and complete copies of the annual census statements for the Facility for calendar years 2003 and 2004 and for the five-month period ended May 31, 2005 (the “Census Reports”). To Seller’s knowledge, each of the Census Reports provides a correct and complete census of residents at the Facility for the dates reflected thereon.

(q)  Except as disclosed on Exhibit 9(q), Seller has no written notice or knowledge of any claim or liability against the Facility or Seller with respect to its ownership or operation of the Facility of any nature whatsoever, whether absolute, accrued, contingent or otherwise, that alone or combined with all claims or liabilities would reasonably be expected to have a material adverse effect upon the Facility or any of the other Assets.

(r)  All federal, state and other tax returns and reports required to be filed in connection with the Facility or any of the other Assets have been filed by Seller or will be timely filed in accordance with the requirements of applicable law, and all taxes and other assessments and levies (including all interest and penalties), including, without limitation, income, franchise, real estate, sales, gross receipts, use, excise and service taxes and employee withholding taxes, accrued by Seller in connection with the ownership of the Assets or the operation of the Facility have been paid by Seller or will be timely paid by Seller in accordance with the requirements of applicable law. Seller has not waived any statute of limitation with respect to any tax or other assessment or levy applicable to Seller, the Facility or the other Assets and all such taxes and other assessments and levies that Seller is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or segregated and set aside for such payment and, if so segregated and set aside, shall be so paid by Seller as required by applicable Law. Except as may be reflected in the Title Documents or in the Litigation and Lien Search, neither the Internal Revenue Service nor any other taxing authority is now asserting or, to Seller’s knowledge, has threatened to asset against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Except as may be reflected in the Title Documents or in the Litigation and Lien Search, Seller

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has no knowledge that any of the Assets is subject to any lien for payment of any tax or assessment, other than taxes and assessments not yet due and payable.

(s)  There is no action, suit, claim, proceeding or investigation pending against Seller or, to Seller’s knowledge, against Seller’s Manager (and Seller has no written notice or knowledge of any threat thereof) affecting (i) Seller’s ability to perform its obligations under this Agreement, (ii) the Facility, or (iii) any of the other Assets arising out of or relating to Seller’s care for any of the residents located at any time at the Facility. Seller has no life care or fixed or limited fee agreements with any of its residents.

(t)  Exhibit 9(t) contains a correct and complete list of all persons currently employed at the Facility, together with the present compensation rate (including commissions and bonuses), accrued vacation days and accrued sick days for each such person. With respect to the employees of Seller or Seller’s Manager employed at the Facility, neither Seller nor to Seller’s knowledge, Seller’s Manager, has recognized any labor organization, nor has any such organization been certified as the exclusive bargaining agent of any such employees. There has been no demand on behalf of any labor organization to represent any such employees and Seller has no knowledge of any present efforts of any labor organization for authorization to represent any employees of Seller or, to Seller’s knowledge, Seller’s Manager employed at the Facility. Seller is not now, and has never been, a party to any collective bargaining or other agreement with any labor organization with respect to its operations at the Facility. Neither Seller nor, to Seller’s knowledge, Seller’s Manager has experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other employment law difficulties of any nature with respect to its operations at the Facility which remain unresolved as of the date hereof, nor does Seller have knowledge of any grounds for any employment law difficulties of any nature. Neither Seller nor, to Seller’s knowledge, Seller’s Manager is currently a party to any litigation, claim or other proceeding asserting that Seller or Seller’s Manager has not complied in all material respects with all laws relating to the employment of the employees of the Facility. Except as set forth in Exhibit 9(t), neither Seller nor, to Seller’s knowledge, Seller’s Manager is a party to any contract of employment or severance pay agreement or arrangement with any of the employees of the Facility. Each Employee Compensation Agreement (as hereinafter defined) offered or sponsored by Seller or Seller’s Manager with respect to the Facility has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable laws. Neither Seller nor Seller’s Manager has provided any notice of “plant closure” with respect to the Facility that may be required by the provisions of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 2109 (the “WARN Act”) in connection with the transactions contemplated by this Agreement. For purposes hereof an “Employee Compensation Agreement” shall be defined as any (i) “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (ii) Seller deferred compensation, excess benefit, stock, stock option and incentive plans, contracts, programs, funds or arrangements of any kind, if any, and (iii) any other plans, contracts, programs, funds or arrangements sponsored or offered by Seller or Seller’s Manager providing benefits, if any, to present or former employees, directors, officers, managers, members, consultants or independent contractors of Seller or Seller’s Manager, or with respect to which Seller or Seller’s Manager has made or is required to make, payments, transfers or contributions.

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(u)  Attached hereto as Exhibit 9(u) is a correct and complete list of any resident trust funds and an inventory of all property of residents at the Facility held by the Seller or Seller’s Manager as of the Execution Date (the “Resident Trust Funds”). Seller and Seller’s Manager have complied, in all material respects, with all laws applicable to the Resident Trust Funds.

(v)  Except as set forth in Exhibit 9(v), to Seller’s knowledge the Facility has completed and maintained all resident medical records in material compliance with applicable laws. To Seller’s knowledge the Facility has complied in all material respects with applicable laws governing confidentiality of medical records.

(w)  Except as set forth in Exhibit 9(w), the Facility does not participate in the Medicare or the Arkansas Medicaid programs.

(x)  None of the documents, certificates, instruments or information furnished or to be furnished by Seller to Buyer or any of Buyer’s representatives is to the Seller’s knowledge false or misleading as to any material fact or knowingly omits or will knowingly omit to state a material fact necessary to make any of the statements contained therein not misleading. Each of the representations and warranties set forth in this Section 9 shall be deemed to be material and relied upon by Buyer; provided, however, in the event Seller is able to demonstrate that Buyer was aware at Closing that any such representation or warranty was untrue or inaccurate at Closing and that Buyer nonetheless elected to close, Buyer shall have no rights or remedies against Seller after Closing as a result of such untruth or inaccuracy.

Except for the warranties set forth in this Section 9, Seller is not making and has not made any warranty or representation to Buyer. The representations and warranties of Seller provided in this Section 9 shall survive the Closing for a period of nine (9) months from the Closing Date after which they shall terminate and be of no further force or effect except to the extent any litigation has been commenced with respect thereto prior to the expiration of such nine (9) month period, in which case they shall survive until the final, non appealable resolution of such litigation.

For purpose of this Section 9 and Section 11, “knowledge” means the actual knowledge of (i) Danny L. Campbell, the chief executive officer and sole shareholder of Seller, or (ii) Gregory Roderick, the chief executive officer of Seller’s Manager and “notice” means either written notice or verbal notice which has been received, directly or indirectly, by, Danny L. Campbell, the chief executive officer and sole shareholder of Seller., or by Gregory Roderick, the chief executive officer of Seller’s Manager, in each instance after reasonable inquiries directed to the on site manager of the Facility.

10.  Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has received all necessary approval and authority to own its property and to carry on its business as is now owned and operated by it.

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(b)  Subject to the satisfaction of the conditions to Closing, the execution, delivery and performance of this Agreement has been, or in the event Buyer elects to proceed with the transaction provided for herein as of the end of the Feasibility Period will prior to the end of the Feasibility Period have been, duly authorized by all necessary corporate action of Buyer.

(c)  The person executing this Agreement on behalf of Buyer has the requisite power and authority to execute and deliver this Agreement in the name of Buyer.

(d)  The execution, delivery and performance of this Agreement by the person executing the same on behalf of the Buyer have been duly and validly authorized, and this Agreement and the other agreements and instruments contemplated hereby to be executed and delivered by Buyer constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by creditors rights laws and general principles of equity.

(e)  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in a breach of or constitute a default under any agreement, document, instrument, or other obligation to which Buyer is a party or by which Buyer may be bound or, to Seller’s knowledge, under any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Buyer or to the Property.

(f)  Buyer is knowledgeable in the acquisition and operation of facilities of the type and nature being conveyed by Seller under this Agreement.

Except for the warranties set forth in this Section 10, Buyer is not making and has not made any warranty or representation to Seller. The representations and warranties of Buyer provided in this Section 10 shall survive the Closing for a period of nine (9) months from the Closing Date after which they shall terminate and be of no further force or effect except to the extent any litigation has been commenced with respect thereto prior to the expiration of such nine (9) month period, in which case they shall survive until the final, non appealable resolution of such litigation.

11.  Covenants of Seller. Seller covenants that from and after the date of this Agreement, except as contemplated by this Agreement or with the consent of Buyer and provided this Agreement has not been terminated, Seller will:

(a)  timely pay or cause to be paid in the ordinary course of its business all obligations which are due and payable with respect to the Assets;

(b)  operate, and cause Seller’s Manager to operate, the Facility in the ordinary course of Seller’s business;

(c)  take, and cause Seller’s Manager to take, all reasonable action to preserve the occupancy of the residents and the goodwill of the suppliers of the Facility;

PURCHASE & SALE AGREEMENT Trillium Park

(d)  use, and cause Seller’s Manager to use, reasonable efforts to retain the services of the employees at the Facility;

(e)  not increase, or permit Seller’s Manager to increase, the compensation or other benefits or bonuses payable or to become payable to any of the employees at the Facility except for wage increases to non salaried employees which would normally occur in accordance with currently existing employment practices of Seller disclosed to Buyer;

(f)  not hire, or permit Seller’s Manager to hire, any new employees at the Facility except to replace existing employees in the ordinary course of business, as necessary, and not compensate any replacement employees at a rate that is more than five percent (5%) above the rate of compensation of the person being replaced;

(g)  not enter into, or permit Seller’s Manager to enter into, any contract or commitment affecting the Assets except which can be canceled without penalty upon thirty (30) days notice, or sell, dispose of, or encumber any portion of the Assets, other than in the ordinary course of operating the Facility;

(h)  at Buyer’s sole expense, reasonably cooperate, whether prior to or after Closing, with Buyer in any efforts which it may undertake to audit the operating financial statements with respect to the operation of the Facility for periods prior to the Closing;

(i)  maintain, and cause Seller’s Manager to maintain, the Real Property, the Facility and the other tangible Assets in the ordinary course of business, ordinary wear and tear excepted, from the end of the Feasibility Period through the Closing Date.

(j)  maintain, or cause Seller’s Manager to maintain, in force the existing hazard and liability insurance policies, or comparable coverage, for the Real Property, the Facility and the other tangible Assets;

(k)  promptly notify Buyer of any changes which affect materially the validity or accuracy of its representations and warranties of which it has knowledge or with respect to which it receives written notice prior to the Closing;

(l)  prepare or cause to be prepared all income, franchise, sales and other tax returns or reports required by law and promptly make all tax payments that are required through the Closing Date, cooperate with Buyer in the submission to any state taxing authorities to which Seller is subject of any requests for tax clearances that Buyer deems to be necessary or appropriate and cooperate with such authorities to facilitate the issuance of all such tax clearances;

(m)  give Buyer access to Seller’s employees at such times as may be agreed upon by Seller and Buyer, and in any event not less than five business days prior to Closing, for purposes of allowing Buyer to discuss potential employment of any or all of such employees with Buyer;

PURCHASE & SALE AGREEMENT Trillium Park

(n)  use its commercially reasonable efforts to (i) as soon as reasonably practicable after the end of the Feasibility Period (assuming Buyer has not elected to terminate this Agreement at or prior to the end of the Feasibility Period) to cooperate with Buyer’s efforts to obtain all consents of governmental authorities and third parties listed on Exhibit 11(n) attached hereto which Seller is required to obtain in order to consummate the transaction provided for herein, (ii) cause to be fulfilled and satisfied all of the other conditions to the Closing to be fulfilled and satisfied by Seller and (iii) cause to be performed all of the matters required of Seller at or prior to the Closing;

(o)  not take, or permit Seller’s Manager to take, any action, or suffer any omission, inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement, or intentionally take any action or suffer any omission that would reasonably be expected to result in any inaccuracy or breach of any of the representations or warranties of the Seller contained in this Agreement as of the Closing Date; and

(p)  cooperate, at no cost or expense to Seller, in any audit which may be conducted by or at the direction of Buyer of the Financial Statements of the Facility in order to enable Buyer to comply with any securities law requirements applicable to Buyer.

12.  Disclaimer, Release and “AS IS” Sale. As a material inducement to the execution and delivery of this Agreement by Seller, and the performance by Seller of its duties and obligations hereunder, the following provisions shall apply in the event Buyer does not elect to terminate this Agreement at the end of the Feasibility Period:

(a)  Buyer acknowledges and warrants that Buyer will have had as of the end of the Feasibility Period adequate opportunity to become fully acquainted with the nature and condition, in all respects, of the Assets and Seller’s independent and assisted living business conducted at the Real Property, the existence or availability of all licenses, permits and approvals from governmental authorities necessary to operate Seller’s business, the manner of construction and the condition and state of repair of the tangible Assets.

(b)  Buyer will be expressly purchasing the Assets in their existing condition, “AS IS, WITHOUT RECOURSE, AND WITH ALL FAULTS, AND DEFECTS, KNOWN OR UNKNOWN, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, FROM SELLER OTHER THAN THOSE SPECIFICALLY SET FORTH HEREIN” and Seller shall have no obligation to repair or correct any facts, circumstances or conditions or defects or to compensate Buyer for same unless the same is a breach by Seller of its representations, warranties or covenants of this Agreement or any term thereof.

(c)  Absent fraud or a breach by Seller of its obligations under this Agreement, including its indemnity obligations set forth in Section 17, Buyer specifically agrees that Seller shall have no liability to Buyer and Buyer hereby waives any right of recourse against Seller, whether arising at law or in equity, under contract, tort law or statute (specifically including any Environmental Laws) with respect to the condition of the tangible Assets, any past uses of any of the foregoing, the economic feasibility of the Assets or Seller’s business operation therewith or

PURCHASE & SALE AGREEMENT Trillium Park

the compliance or non-compliance of the Assets or Seller’s business operation with all laws, rules of regulations affecting or applicable to same.

(d) Buyer expressly understands and acknowledges that it is possible that unknown problems, conditions or claims may exist with respect to the Assets or the business operated therewith and that Buyer explicitly will have taken such into account in electing to proceed with the transaction on the terms set forth in this Agreement, including the purchase price for the Assets, and that a portion of such consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown problems, conditions or claims, was given in exchange for a full accord, satisfaction and discharge of all such problems, conditions, losses and claims. Accordingly, absent fraud or a breach by Seller of its obligations under this Agreement, including its indemnity obligations set forth in Section 17, Buyer acknowledges that, except as otherwise specifically set forth in this Agreement, following Closing Seller shall have no liability or duty of any kind to Buyer with respect to the Assets, regardless of the basis for the claim. Seller and Buyer acknowledge that this disclaimer and full and complete release has been specifically negotiated.

Initial Buyer         Initial Seller

13.  Buyer’s Conditions Precedent. The obligation of Buyer to purchase the Assets is subject to the satisfaction, at or before the Closing, of each of the following conditions:

(a)  The representations and warranties of Seller contained in Section 9 shall be true and correct in all material respects, except as to those representations and warranties which contain a materiality exception in which case such representations and warranties of Seller shall be true and correct in all respects, at Closing as if the same were made on and as of that date.

(b)  Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at Closing.

(c)  The simultaneous closing of each of the transactions subject to the Wildflower Purchase Agreement and Willow Brook Purchase Agreement (the “Related Agreements”) with this transaction on the terms provided for in each respective Related Agreement, it being specifically understood and agreed between Buyer and Seller that this Agreement represents one part of a multi-part transaction related to three (3) properties and that it is the agreement of Buyer and Seller that, unless this condition is waived in writing by Buyer and Seller, this transaction shall not close unless the transactions subject to the Related Agreements close simultaneously with this transaction; provided, however, if the transaction subject to the either or both of the Related Agreements is terminated on account of material damage to the real property subject thereto, the closing of such transaction shall not be a condition precedent to this Closing.

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(d)  Seller shall not be in default, where said default cannot be cured by Closing, under any mortgage, contract, lease or other agreement affecting or relating to the Facility or any of the other Assets.

(e)  No suit, action or proceeding shall be pending or threatened by any third party before any governmental authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated thereby nor shall there have been filed by or against Seller at any time prior to the Closing Date any bankruptcy, reorganization or arrangement petition.

(f)  Buyer shall have secured all necessary consents and/or approvals of governmental authorities or third parties listed on Exhibit 11(n), including without limitation all licenses and permits necessary for the lawful operation by Buyer of the Facility as an assisted/independent living facility with no less than thirty six (36) licensed assisted living units and forty four (44) independent living units.

(g)  Except for any damage, destruction or condemnation subject to Section 22 hereof, there shall have been no Material Reduction (as hereinafter defined) in the census of the Facility since the Execution Date nor any Substantial Change (as hereinafter defined) in the condition of the Real Property, the Facility or the other Tangible Assets. For purposes hereof, a Material Reduction in census shall mean a loss of more than 10 residents from the number of persons residing at the Facility at the end of the Feasibility Period and a Substantial Change in the condition of the Real Property, the Facility or the other Tangible Assets shall mean that the cost to Buyer to repair or replace the same will exceed, individually or in the aggregate, Fifty Thousand and no/100 Dollars ($50,000). The provisions of this Section 13(g) shall not limit or restrict Seller’s covenant to maintain the Assets as provided in Section 11(i).

(h)  Buyer shall have secured the approval of its Board of Directors to the transaction provided for herein and in the Related Agreements; provided, however, this condition shall be deemed to have been satisfied or waived unless Buyer has advised Seller at or prior to the end of the Feasibility Period that it is unable to secure such approval.

(i)  The Title Insurance Policy shall have been issued by the Title Company, insuring Buyer’s title to all of the Real Property, subject to no exceptions other than Permitted Exceptions.

If any one or more of the conditions set forth above are not satisfied prior to Closing and are not waived in writing by Buyer prior to the Closing then, Buyer may terminate this Agreement by notice, in writing, with sufficient detail to inform Seller of the reasons for the termination, delivered to Seller and the Escrow Agent that Buyer elects to terminate this Agreement, and upon receipt of which the Escrow Agent shall cancel the Escrow and return all documents to the depositing party, and Buyer’s rights and remedies shall be as provided in Section 23 hereof. Provided, if Buyer elects to close the transaction with written notice or knowledge that any such condition has not been satisfied or waived, Buyer shall be deemed to have waived any such condition.

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14.  Seller’s Conditions Precedent. The obligation of Seller to sell the Property hereunder is subject to the satisfaction or waiver of each of the following conditions precedent:

(a)  The representations and warranties of Buyer contained in Section 10 shall be true and correct at Closing as if the same were made on and as of that date.

(b)  Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at Closing including, but not limited to, the delivery to Escrow Agent of the balance of the Purchase Price which is due at Closing.

(c)  There shall not have been filed by or against Buyer at any time prior to the Closing Date any bankruptcy, reorganization or arrangement petition.

(d)  The simultaneous closing of each of the transactions subject to the Related Agreements with this transaction on the terms provided for in each respective Related Agreement, it being specifically understood and agreed between Buyer and Seller that this Agreement represents one part of a multi-part transaction related to three (3) properties and that it is the agreement of Buyer and Seller that, unless this condition is waived in writing by Buyer and Seller, this transaction shall not close unless the transactions subject to the Related Agreements close simultaneously with this transaction; provided, however, if the transaction subject to the either or both of the Related Agreements is terminated on account of material damage to the real property subject thereto, the closing of such transaction shall not be a condition precedent to this Closing.

If one or more of the conditions set forth above are not satisfied prior to the Closing and are not waived in writing by Seller prior to the Closing then, Seller may terminate this Agreement by notice, in writing, delivered to Buyer and Escrow Agent that Seller elects to terminate this Agreement, upon receipt of which the Escrow Agent shall cancel the Escrow and promptly return all documents to the depositing party, and Seller’s rights and remedies shall be as provided in Section 23 of this Agreement. Provided if Seller elects to close the transaction, with written notice of knowledge that any such condition has not been satisfied or waived, Seller shall be deemed to have waived any such condition.

15.  Closing

(a)  Provided the conditions to closing set forth in Sections 13 and 14 have been satisfied or waived and provided neither Seller or Buyer has given notice to the other of its election to terminate this Agreement as otherwise permitted under this Agreement, the closing (“Closing”) will occur in the office of the Escrow Agent (“Closing Agent”) no later than 10:00 a.m. Pacific Time on the first day of the first month occurring after the thirtieth (30th) day following the expiration of the Feasibility Period (“Closing Date”), or such earlier or later date as is mutually agreed to by the parties.

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(b)  At the Closing:

(i)  Seller shall deliver to the Escrow Agent the following:

(1)  an executed Limited Warranty Deed in the form of Exhibit 15(b)(i)(1), conveying to Buyer the Real Property free and clear of any lien, encumbrance or exception other than the Permitted Exceptions;

(2)  an executed Bill of Sale in the form of Exhibit 15(b)(i)(2), if applicable;

(3)  two (2) executed Assignment and Assumption of Assumed Leases and Assumed Contracts in the form of Exhibit 15(b)(i)(3);

(4)  an executed certificate required by § 1445 of the Internal Revenue Code of 1986, as amended, in the form of Exhibit 15(b)(i)(4);

(5)  such title affidavits and indemnities in form acceptable to Seller as may be reasonably necessary to cause the Title Company to issue the Title Policy in accordance with the terms of this Agreement;

(6)  Evidence of the termination of any Management Agreement which may be in effect between Seller and Seller’s Manager.

(ii)  Buyer shall deliver to the Escrow Agent the following:

(1)  the balance of the Purchase Price in immediately available funds less the Deposit, plus an amount equal to Buyer’s share of the expenses set forth in Section 15(c) below, in cash or immediately available funds; and,

(2)  two (2) executed Assignment and Assumption of Assumed Leases and Assumed Contracts in the form of Exhibit 15(b)(i)(3) to be executed in duplicate.

(iii)  Seller shall deliver to Buyer possession of the Assets free and clear of all liens, charges and encumbrances other than the Permitted Exceptions.

(c)  Seller shall pay the cost of one-half (1/2) of the escrow fee charged by the Escrow Agent (except as otherwise provided in Section 23), the premium for a standard coverage title insurance policy, all transfer taxes applicable to the Real Property, all recording fees and title insurance cost and fees (including the costs of any title endorsements required to deliver title to the Real Property subject to no liens other than the Permitted Exceptions but specifically excluding the cost of the access, comprehensive and survey endorsements required for the delivery to Buyer of the Title Policy (the “Extended Coverage Endorsements”)) required to be paid in order to remove any title exceptions other than the Permitted Exceptions, the cost of recording the Limited Warranty Deed, all prepayment penalties or premiums which may be due with respect to any debt secured by the Assets and its own attorneys’ fees. Buyer shall pay all and all sales and use taxes applicable to sale to Buyer of the Personal Property, the cost of the Survey, the cost of the Extended Coverage Endorsements, one-half (1/2) of the escrow fee

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charged by the Escrow Agent (except as otherwise provided in Section 23), any other title costs and its own attorneys’ fees.

(d)  Seller and Buyer shall deliver to each resident of the Facility immediately after the Closing, a notice regarding the sale directing that all future rents and notices be directed to Buyer at the address of Buyer herein indicated, or at such other address as Buyer shall provide to Seller at or prior to the Closing. The notice shall be prepared by Seller and shall be in the form attached hereto as Exhibit 15(d).

(e)  Seller shall deliver to Buyer outside of Escrow at Closing, the originals of all of the Assumed Leases and Assumed Contracts, keys to the Property, the Books and Records and make available for copying by Buyer, at Buyer’s expense, any other non-privileged records relating to the Property (but not Seller) which have not been previously copied by Buyer. From and after the Closing, Buyer will make available to Seller, upon request, the Books and Records of the Facility if Seller needs such in connection with claims for litigation and the filing of reports or returns related to periods prior to Closing (including originals if required by Seller to comply with law or the order of a court of competent jurisdiction), subject to Seller’s agreement to return any original Books and Records which may be removed from the Facility and to pay for the cost of copying such documents prior to the removal of such copies or of the originals thereof.

(f)  Each party shall execute such additional documents, including written escrow instructions consistent with this Agreement, as may be necessary to complete the transaction subject to this Agreement.

16.  Prorations

(a)  Rents, assessments and real and personal property taxes, operating income and expenses (including without limitation, utilities) and, to the extent provided in Section 16(c)(iii) license fees, associated with the operation of the Assets, and current installments of any LID assessments which are included in the Permitted Exceptions shall be prorated as of the Closing Date based upon actual days involved. Real and personal property taxes and operating expenses shall be prorated on the basis of the best information available as of Closing. If after Closing real or personal property taxes or other operating expenses or income are determined to be different from those apportioned at Closing, then the parties shall, within thirty (30) days of such determination, promptly adjust the prorated amount to actual by payment from the party who paid too little or received too much of a credit at Closing. If the Real Property is revalued as a result of the sale transaction, there shall be no additional proration of real and personal taxes as a result of the sale transaction;

(b)  all expenses, other than the payroll and employee benefits covered in Section 19 of this Agreement, related to the ownership or operation of the Assets (including but not limited to the obligations under the Contracts assumed by Buyer), shall be prorated as of the Closing Date with Seller responsible therefor for the period prior to the Closing Date and with Buyer responsible therefor for the period from and after the Closing Date;

PURCHASE & SALE AGREEMENT Trillium Park
PURCHASE & SALE AGREEMENT Trillium Park

(c)  if applicable, Buyer shall pay any filing fees and other costs associated with Seller’s or Buyer’s compliance with the Antitrust Improvements Act of 1976 (the “HSR Act”) as the same relates to the transaction provided for herein or in the Related Agreements; and

(d)  All prorations shall be made on the basis of the actual number of days of the year and month which have elapsed as of the Closing Date. The amount of proration shall be adjusted in cash after the Closing, as and when complete and accurate information becomes available. Seller and Buyer shall cooperate in making post-Closing adjustments to prorations other than those described in Section 16(b) above, within thirty (30) days following Closing and, if and to the extent possible, it shall make adjustments with respect to the prorations described in Section 16(b) within ninety (90) days following Closing; and

(e)  Buyer and Seller agree that the following shall not be subject to proration at Closing:

(i)  no provision is made for the proration of water charges, sewer, electricity, fuel charges, utility charges, refuse, solid waste disposal charges, telephone, gas or other utility charges as Seller shall terminate its account with the providers of all such services as of the Closing Date and Buyer shall, prior to the Closing Date, make application to the providers of such services for the continuation of such services in the name of Buyer. It is anticipated that in connection with all such services the meters will be read on or about the Closing Date and the Seller shall be responsible for paying the bills for such services accruing on and prior to the Closing Date and Buyer shall be responsible for the payment of all such charges accruing after the Closing Date;

(ii)  no provision has been made for the proration of premiums for any insurance policies relating to the Property whether for liability, fire, theft, damage or other casualty, and Seller shall terminate such policies as of the date of Closing. Buyer shall be responsible for obtaining as of the date of Closing all insurance necessary to insure Buyer for liability, theft, fire, and casualty; and

(iii)  no provision has been made for the proration of any license fees paid by Seller for the year in which the Closing occurs unless Buyer obtains the benefit of any such license fees as part of its licensure application process, in which case the same shall be prorated at closing based on the benefit derived by each party from the fees so paid by Seller.

17.  Indemnification

(a)  Except as otherwise provided in this Agreement, from and after the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from and against:

(i)  Any and all obligations relating to the ownership and operation by Seller of the Assets prior to the Closing Date and any obligations under any of the Contracts and Leases which are not included within the Assumed Contracts and Assumed Leases whether the same relate to the period prior to or after the Closing Date;

PURCHASE & SALE AGREEMENT Trillium Park
PURCHASE & SALE AGREEMENT Trillium Park

(ii)  Any and all liability for nonpayment by Seller relating to any services ordered and performed at, or materials or goods ordered and delivered to, the Facility prior to the Closing Date;

(iii)  Any and all liability or loss relating to the operation of Seller’s business at the Facility prior to Closing, including, without limitation, any and all claims, losses and liabilities involving Seller’s employees;

(iv)  Any breach of any representation, warranty, agreement or covenant on the part of Seller under this Agreement, but only to the extent such breach has not been waived prior to Closing in accordance with the terms thereof;

(v)  Any litigation, investigations or other proceedings pending or threatened against Seller in connection with its ownership of the Assets or the business being conducted at the Facility prior to Closing; and

(vi)  Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs, and other reasonable expenses, including, but not limited to, reasonable attorneys’ fees, incident to any of the foregoing.

For purposes hereof, the term “claim” shall mean with respect to the amount of the indemnity the actual costs and expenses incurred by Buyer directly related to any rights of the Buyer hereunder. Buyer shall act in good faith to mitigate any damages claimed against Seller.

(b)  From and after the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against:

(i)  Any and all obligations arising from or related to Buyer’s ownership of the Assets and the operation of the Assets and the Facility from and after the Closing Date, including, but not limited to any obligations under any of the Assumed Leases or Assumed Contracts and any obligations with respect to the Prepaid Rents and Resident Deposits;

(ii)  Any breach of a representation, warranty, agreement or covenant on the part of Buyer under this Agreement, including, but not limited to, those set forth in Sections 19(d) and 20(b), but only to the extent such breach has not been waived prior to Closing in accordance with the terms thereof;

(iii)  Any claims, liens, causes of action, or obligations by persons or entities not a party to this Agreement which arise out of Buyer’s due diligence review before Closing, including, without limitation, Seller’s costs, reasonable expenses and reasonable attorney’s fees incurred in connection with defending against or clearing Seller’s title to the Real Property of such claims, liens, causes of actions or obligations;

(iv)  Any claim for any service, inventory or supplies ordered in the ordinary course of business prior to Closing and performed or delivered after Closing;

PURCHASE & SALE AGREEMENT Trillium Park

(v)  Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and other reasonable expenses, including, but not limited to, reasonable attorneys’ fees, incident to any of the foregoing.

For purposes hereof, the term “claim” shall mean with respect to the amount of the indemnity the actual costs and expenses incurred by Seller directly related to any rights of the Seller hereunder. Seller shall act in good faith to mitigate any damages claimed against Buyer

(c)  If either party (the “Indemnitee”) receives notice of any claim or commencement of any action or proceeding with respect to which the other party (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Section 17(a) or Section 17(b), the Indemnitee shall promptly give the Indemnifying Party written notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. The Indemnifying Party may conduct the defense, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, against any such matter involving the asserted liability of the Indemnitee, and the Indemnitee shall cooperate in the defense against any such asserted liability. Neither the Indemnitee nor the Indemnifying Party may settle or compromise any claim over the reasonable objection of the other. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or relevant for such defense.

(d)  Neither Seller nor Buyer shall have any right to seek indemnity against the other party other than with respect to actual damages suffered by such party, it being understood and agreed that neither Seller nor Buyer shall be entitled to recover consequential or punitive damages from the other. With respect to claims made solely under Sections 17(a)(iv) and 17(b)((ii), neither Seller nor Buyer shall have any right to seek indemnity against the other party unless the amount of the indemnity claim individually or when taken together with all other claims brought thereunder is at least equal to Twenty Five Thousand and no/100 Dollars ($25,000.00) (“Indemnity Floor”). The maximum aggregate exposure for Seller for indemnity claims made by Buyer solely under Section 17(a)(iv) shall be Fifty Thousand Dollars ($50,000.00) in the aggregate (amounts which are in excess of the Indemnity Floor but do not exceed $75,000) (the “Seller’s Indemnity Cap”). The maximum aggregate exposure for Buyer for indemnity claims made by Seller solely under Section  17(b)(ii) shall be Fifty Thousand Dollars ($50,000.00) in the aggregate (amounts which are in excess of the Indemnity Floor but do not exceed $75,000) (“Buyer’s Indemnity Cap”). (Seller’s Indemnity Cap and Buyer’s Indemnity Cap shall collectively be referred to as the “Indemnity Caps”.) Notwithstanding the foregoing, the Indemnity Floor and Indemnity Caps shall not apply to indemnified matters which are the result of fraudulent acts of Seller or Buyer.

(e)  From and after Closing, the rights and remedies provided for in this Section 17 shall be Seller’s and Buyer’s sole and exclusive remedy for any breach or default by the other party.

18.  Confidentiality and Nondisclosure. All documents and information provided by Seller to Buyer pursuant to the terms of this Agreement shall be deemed confidential. If the Closing under this Agreement does not occur, Buyer, in addition to returning

PURCHASE & SALE AGREEMENT Trillium Park

any physical or electronic embodiment, reproduction or copy of such information, shall not use, exploit or disclose such information to third parties without Seller’s express written consent, which consent may be withheld at Seller’s sole election. Buyer shall indemnify Seller from and against any and all claims, liabilities, costs and expenses incurred by Seller as a result of such disclosure. The covenants and warranties contained herein shall be continuing for a period of three (3) years after the Closing Date if the transfer of Assets contemplated hereby does not occur for any reason. Buyer agrees that Seller shall be entitled to specific performance with respect to the enforceability of Buyer’s agreement of confidentiality herein, and grants to Seller the right to specifically enjoin or restrain such action without the requirement of bond, should Buyer breach this provision. In such event, Buyer shall be responsible for Seller’s reasonable attorneys’ fees and costs of obtaining any injunction or restraining order with regard to this Agreement. Seller shall additionally be entitled to any actual damages which it may suffer as a result of any breach or threatened breach of the terms of this Section 18 by Buyer or permitted assigns.

19.  Employee Termination/Benefits

(a)  All personnel employed by Seller at the Facility shall be terminated effective as of the Closing Date.

(b)  Seller shall make available continuation of group health coverage pursuant to Section 4980B of the Code and Sections 601 through 608 of ERISA to all current or former employees of Seller engaged in or formerly engaged in the operation of the Facility (or their qualified beneficiaries), without regard to whether they receive an offer of employment from Buyer pursuant to Section 19(e) below, who become entitled to such coverage as a result of a qualifying event that occurs on or prior to the Closing Date.

(c)  Seller shall be responsible for all such employees’ earned and accrued unpaid wages accrued to the Closing Date and for earned and accrued vacation and sick pay, if applicable, relating to their employment prior to the Closing Date or their termination as of the Closing Date. Buyer shall assume the liability for all earned vacation and sick pay and for all accrued vacation pay to the extent earned after the Closing Date and paid or utilized by personnel previously employed by Seller and employed after the Closing by Buyer. Seller shall deliver to Buyer a schedule at Closing which reflects by employee earned and accrued vacation and sick pay, if applicable, (“Benefits Schedule”) as of the Closing Date and shall pay to Buyer at Closing the amount reflected on the Benefit Schedule (“Benefits Payment”). Buyer shall acknowledge in writing, in a form acceptable to Seller, the receipt of the Benefits Payment.

(d)  In consideration of the payment to Buyer of the Benefits Payment, Buyer shall assume the liability for the benefits reflected on the Benefits Schedule and shall pay the same to employees of the Facility as and when due the respective employees listed on the Benefits Schedule.

(e)  Buyer may offer employment, as employees at will, effective as of the Closing Date to such a number of the employees of Seller as Buyer may select in its sole discretion but in no event less than the number of employees required to avoid the application of the WARN Act to the transaction provided for herein.

PURCHASE & SALE AGREEMENT Trillium Park

20.  Accounting for Resident Security Deposits and Prepaid Rents

(a)  At Closing, Seller shall provide Buyer with an accounting of the rents then being held by Seller from the residents or prospective residents of the Facility which relate to periods on and after the Closing Date (the “Prepaid Rents”) and refundable security and other refundable deposits being held by Seller (the “Resident Deposits”). Such accounting shall set forth the names of the residents or prospective residents for whom such funds are held, the amounts held on behalf of each resident or prospective resident and Seller’s representation that the accounting is true, correct and complete.

(b)  On the Closing Date, in accordance with all applicable federal and state laws and regulations known to Seller, Seller shall transfer or cause to be transferred the Prepaid Rents and Resident Deposits to Buyer and Buyer shall in writing acknowledge to Seller receipt of and expressly assume all Seller’s financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at Closing, Seller will be relieved of all fiduciary and custodial obligations, and that Buyer will assume all such obligations and be directly accountable to the residents and prospective residents of the Facility, with respect thereto.

(c)  Notwithstanding the foregoing, Seller will indemnify and hold Buyer harmless from all liabilities, claims and demands in the event the amount of the Prepaid Rents and Resident Deposits transferred to the Buyer as provided in Section 20 did not represent the full amount of the Prepaid Rents and Resident Deposits then or thereafter shown to have been delivered to Seller by the current residents or prospective residents of the Facility.

21.  Accounts Receivable

(a)  At Closing, Seller shall provide Buyer with a detailed listing by resident of accounts receivable which are outstanding on the Closing Date (the “Accounts Receivable Schedule”). From and after the Closing Date, Buyer shall assume responsibility for the billing for and collection of payments on account of rent, services rendered or goods sold by it, or others under arrangement with it, after the Closing Date, and shall include in any invoices sent to residents of the Facility for one billing cycle after Closing any amounts shown on the Accounts Receivable Schedule as being not more than thirty (30) days past due at Closing. Seller shall retain all right, title and interest in and to its accounts receivable for rent, services rendered or goods sold on or prior to the Closing Date. Any payments received by Buyer after the Closing Date from residents with outstanding balances as of the Closing Date and which designate the period to which they relate shall be applied in accordance with such designation. Any payments received by Buyer after the Closing Date from residents with outstanding balances as of the Closing Date which fail to designate the period to which they relate shall be retained by Buyer to reduce any balances due to Buyer from services rendered after the Closing Date, provided that, for a period of thirty (30) days after the Closing Date, if there are no balances then due to Buyer from any such resident for services rendered after the Closing Date, such resident payments shall be remitted to Seller to reduce any balances due to Seller.

(b)  Seller shall not prosecute any claim against any resident of the Facility without first giving Buyer ten (10) days’ prior written notice of any such action.

PURCHASE & SALE AGREEMENT Trillium Park

22.  Damage, Destruction and Condemnation. If prior to the Closing Date, all or any portion of the Assets are damaged, destroyed, taken by governmental authority or otherwise rendered inoperative (collectively the “Damage”) by fire, natural elements, or other causes beyond Seller’s control, then the following procedures shall apply:

(a)  If the Damage is not Material (hereinafter defined), Buyer shall proceed to close and purchase the Assets as diminished by such Damage, subject to a reduction in the Purchase Price equal to the lesser of the full estimated cost of repairing and/or replacing the Damage or the applicable insurance proceeds or condemnation award.

(b)  If the Damage is Material, then either Buyer or Seller may terminate and cancel the purchase of the Assets, neither party hereto shall have any further rights against or obligations to the other under this Agreement other than Buyer’s right to secure a return of the Deposit and any accrued interest thereon.

(c)  For the purposes of this paragraph, Damage shall be deemed to be “Material” if the cost of repairing such Damage equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000.00).

23.  Termination

(a)  This Agreement may be terminated and the transaction contemplated herein abandoned at any time prior to Closing:

(i)  By mutual written agreement of the parties;

(ii)  By Seller, if any of the conditions set forth in Section 14 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifi-cally provided for the performance thereof (as the same may be extended) through no fault of Seller and the same shall not have been waived by Seller;

(iii)  By Buyer, if any of the conditions set forth in Section 13 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Buyer and the same shall not have been waived by Buyer;

(iv)  By either Seller or Buyer in the event of a material breach by the other party of any of its representations and warranties contained in this Agreement or failure to comply in any material respect with any of the other covenants or agreements contained in this Agreement to be complied with or performed by such party at or prior to the Closing;

(v)  By Buyer, in the exercise of its sole discretion, within the Feasibility Period.

Neither Seller nor Buyer may claim termination of this Agreement or pursue any other remedy referred to in this Agreement on account of a breach of a representation, covenant or warranty by the other or failure of a condition, without first giving such other party written notice of such breach and not less than ten (10) days within which to cure such breach. The

PURCHASE & SALE AGREEMENT Trillium Park

Closing shall be postponed during such cure period, if necessary, to afford such opportunity to cure; provided, however, unless the parties agree otherwise, in no event shall the Closing occur other than on the last day of a month effective as of midnight on such day. In any event, unless the parties hereto agree otherwise, postponement of closing to cure a breach shall be granted only once.

(b)  In the event Seller has the right to terminate this Agreement under Sections 23(a)(ii) or (iv) as a result of a default by Buyer in its representations, warranties, covenants or agreements hereunder, Buyer and Seller acknowledge and agree as follows:

SELLER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND TO RETAIN THE DEPOSIT AS SELLER’S SOLE AND EXCLUSIVE REMEDY AND ALL ACCRUED INTEREST THEREON AS LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGING AND AGREEING THAT THE AMOUNT OF DAMAGES WHICH SELLER MAY INCUR AS A RESULT OF SUCH TERMINATION MAY BE DIFFICULT TO ASCERTAIN AND THAT THE DEPOSIT IS A REASONABLE AND FAIR ESTIMATE THEREOF, AFTER WHICH THE PARTIES SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER.

                        Seller’s Initials    Buyer’s Initials

(c)  In the event Buyer has the right to terminate this Agreement, under Sections 23(a)(iii) or (iv) as a result of a default by Seller in its representations, warranties, covenants or agreements hereunder, Buyer shall have the right either to (i) waive the condition or covenant or breach at issue and proceed with the transaction on the terms contemplated herein or (ii) seek specific performance of Seller’s obligations hereunder or (iii) to terminate this Agreement and secure the return of the Deposit and any accrued interest thereon, after which neither party shall have any further rights or obligations hereunder.

(d)  In the event this Agreement is terminated pursuant to Sections 23(a)(i) or pursuant to Section 23(a)(v), then the entire Deposit and any accrued interest thereon shall immediately be refunded and returned to Buyer, after which neither party shall have any further rights or obligations hereunder.

(e)  In the event the transaction contemplated hereby is not closed for any reason other than a breach by Buyer or Seller, each party shall pay one half of all escrow cancellation fees and title charges. In the event the transaction contemplated hereby is not closed as a result of a breach by Seller or Buyer, then the breaching party shall pay all escrow cancellation fees and title charges. In no event shall either party be liable to the other for consequential damages or incidental damages.

PURCHASE & SALE AGREEMENT Trillium Park

24.  Attorneys’ Fees. In the event any suit or action is instituted to enforce or interpret any of the terms of this Agreement, including any action or participation in or in connection with a case or proceeding under any Chapter of the Bankruptcy Code or any successor statute, the prevailing party shall be entitled to such sum as the court may adjudge reasonable as attorneys’ fees in such suit, action or proceeding or upon any appeal from any judgment, order or decree entered therein.

25.  Notices. Any notice required or permitted herein or by applicable law shall be deemed properly given (a) when personally delivered (to the person designated below), (b) three (3) days following the date sent by United States Mail, certified or registered, postage prepaid, return receipt requested, (c) one (1) business day following the date sent by Federal Express or overnight United States Mail or other national overnight carrier, and addressed in each such case as set forth below, or (d) on the date sent by facsimile to the facsimile number set forth below during normal business hours (being 9:00 a.m. to 5:00 p.m., local time of the party to which notice is sent) on any business day provided a copy is thereafter promptly sent by one other method set forth above:

TO SELLER: Cheridan, Inc.
P.O. Box 3285
Wenatchee, WA 98807-3285
Attn: Danny L. Campbell
Fax: (509) 663-0461

With Copy to: Powers & Therrien, P.S.
3502 Tieton Drive
Yakima, WA 98902
Attn: Keith R. Therrien
Fax: (509) 453-0745

TO BUYER: Emeritus Corporation
3131 Elliott Avenue, #500
Seattle, WA 98121
Attn: Director of Real Estate Finance
Fax: 206-301-4500

With copy to: The Nathanson Group PLLC
1520 Fourth Avenue, Sixth Floor
Seattle, WA 98101
Attn : Randi S. Nathanson
Fax: 206-623-1738

Any party may change its address for notices under this Agreement by giving formal written notice to the other parties specifying that the purpose of the notice is to change the party’s address.

PURCHASE & SALE AGREEMENT Trillium Park

26.  General Provisions

26.1  Unenforceability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remainder of such provision or any other provisions hereof.

26.2  Amendment, Modification. This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

26.3  Waiver. Any party may, at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party. No waiver shall reduce the rights and remedies of such party by reason of any breach of any other party. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

26.4  Facsimile Signatures. Each party (a) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopied signature, (c) is aware that the other will rely on the telecopied signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of the documents contemplated by this Agreement that are based on the fact that a signature was sent by telecopy.

26.5  Delivery of Possession. Possession of the Property shall be delivered to Buyer on the Closing Date subject to the rights of third parties under the Assumed Leases and Assumed Contracts and the Permitted Exceptions.

26.6  Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, express or implied, and all negotiations or discussions of the parties, whether oral or written, and there are no warranties, representations or agreements among the parties in connection with the subject mater hereof except as set forth herein.

26.7  Governing Law. This Agreement shall, in all respects, be governed, construed, applied and enforced in accordance with the laws of the State of Arkansas.

26.8  Headings. The article, Section or paragraph headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

26.9  Counterparts. This Agreement may be executed in two (2) or more counterparts, and by facsimile transmission, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement. If this Agreement is executed via facsimile transmission, the party so executing this Agreement shall forward an original executed document to the other party within five (5) days of such execution.

PURCHASE & SALE AGREEMENT Trillium Park

26.10  Interpretation, No Presumption. It is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both and therefore no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions.

26.11  Incorporation of Recitals. The recitals are incorporated in the body of this Agreement as if set forth at length.

26.12  Time of the Essence. All of the terms and conditions of this Agreement and the time for performance of the parties hereunder are of the essence of this Agreement.

26.13  Exhibits. The exhibits referred to herein and attached hereto are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if the same were set out in full at the point at which such reference is made.

26.14  Business Days. All references to days herein shall be deemed to refer to calendar days unless otherwise specified. In the event that the final date for performance of any act required by this Agreement falls on a Saturday, Sunday, or legal holiday, such act may be performed on the next day which is not a Saturday, Sunday, or legal holiday.

26.15  Successors. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and assigns of the parties hereto. Neither party shall be entitled to assign its rights or delegate its obligations hereunder without the other party’s prior written consent, provided, however, that Buyer shall have the right in connection with Buyer’s financing of the transaction provided for herein to assign this Agreement on written notice to, but without the prior written consent of, Seller to an entity owned or controlled by Buyer or to a real estate investment trust (“REIT”) or to an entity owned or controlled by a REIT; provided, however, no such assignment shall relieve Buyer of its obligations hereunder until Closing; provided, further, that the representations and warranties of Seller shall not be assignable to any such REIT or other person or entity but the right to enforce the same shall remain with Buyer.

26.16  Attorneys’ Fees. In the event of litigation or other proceedings involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such reasonable attorneys’ fees and costs as may be actually incurred, including its costs and fees on appeal.

26.17  Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. DRAFTING NOTE: WE HAVE NOT DELETED THIS PROVISION AS REQUESTED BY SELLER AS WE BELIEVE IT IS APPROPRIATE AND COMMERCIALLY REASONABLE.

PURCHASE & SALE AGREEMENT Trillium Park

26.18  Third Party Beneficiary. Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person (other than the parties hereto and, subject to the limitations set forth in Section 26.15, their permitted successors and assigns) any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

27.  Joint Escrow Instructions. This Agreement shall constitute joint escrow instructions to Escrow Agent. In addition, the parties shall execute and be bound by such reasonable and customary escrow instructions as may be necessary or reasonably required by Escrow Agent or by either party in order to consummate the purchase and sale, provided that such escrow instructions are consistent with the terms hereof. The parties designate Escrow Agent as the “Reporting Person” for this transaction pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the regulations hereunder.

28.  1031 Exchange Provisions. Either party hereto may desire to structure the acquisition or disposition of the Property as an exchange transaction within the meaning of Section 1031 of the Internal Revenue Code of 1986. Each party will cooperate with the other to enable Buyer or Seller, as the case may be, to accomplish an exchange, provided that neither Buyer nor Seller shall be obligated to incur any additional cost or liability as party of such exchange, nor shall the Closing be delayed. Neither Seller’s or Buyer’s obligations to close shall not in any event be contingent upon Seller or Buyer’s ability to sell or acquire the Property as part of an exchange transaction.

29.  Brokers. Seller and Buyer each represent, covenant, and warrant to the other that each has employed no other broker or finder in connection with the transaction contemplated herein. Seller agrees to indemnify and hold Buyer harmless from and against all liability, claims, demands, damages or costs of any kind, including attorneys’ fees, arising from or connected with any broker’s commission or finder’s fee or commission or charge claimed to be due any person arising from Seller’s conduct with respect to this transaction. Buyer agrees to indemnify and hold Seller harmless from and against all liability, claims, demands, damages or costs of any kind, including attorneys’ fees, arising from or connected with any broker’s commission or finder’s fee or commission or charge claimed to be due any person arising from Buyer’s conduct with respect to this transaction.

Remainder of Page Intentionally Left Blank
Signatures on Following Page

PURCHASE & SALE AGREEMENT Trillium Park

Executed the day and year first above written.

                SELLER:                    BUYER:

                        CHERIDAN, INC.,                EMERITUS CORPORATION,
                        a Washington corporation           a Washington corporation

                        By: /s/ Danny L. Campbell               By:/s/ William M. Shorten
                    Danny L. Campbell                     Its:  William M. Shorten
                    President                           Director of Real Estate Finance

PURCHASE & SALE AGREEMENT Trillium Park

REVISED 8-3-05
EXHIBIT LIST

A  Wildflower Real Property Description

B  Willow Brook Real Property Description

1.1(a)  Legal Description (Trillium)

1.1(b)  Personal Property List

1.2(b)  Corporate Assets and Other Excluded Assets

2.2  Allocation of Purchase Price

6  Due Diligence Materials

8  List of All Contracts and Leases

9(e)  Exceptions to No Conflict Representation

9(f)  Exceptions to Litigation Representation

9(g)  Exceptions to Violation of Law Representation

9(h)  Exceptions to Environmental Representation

9(l)  Exceptions to Title Representation

9(m)  Operating Licenses and Certificates

9(n)  Exceptions to Condition and Adequacy of Assets Representation

9(o)  Financial Statements

9(p)  Census Reports

9(q)  Exceptions to Absence of Material Change Representation

9(t)  Employee Information

9(u)  Resident Trust Fund Information

9(v)  Exceptions to Records Representation

9(w)  Exceptions to Medicare and Medicaid Representation

PURCHASE & SALE AGREEMENT Trillium Park

11(n)  Third Party Consents

15(b)(i)(1) Form of Limited Warranty Deed

15(b)(i)(2) Form of Bill of Sale

15(b)(i)(3) Form of Assignment/Assumption of Assumed Leases & Assumed Contracts

15(b)(i)(4) Nonforeign Status Affidavit

15(d)  Notice Letter to Residents

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit A

Wildflower Real Property Description

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit B

Willow Brook Real Property Description

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 1.1(a)

Legal (Trillium)

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 1.1(b)

Personal Property List

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 1.2(b)

Corporate Assets and Other Excluded Assets

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 2.2

Allocation of Purchase Price

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 6

Due Diligence Materials

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 8

List of All Contracts and Leases

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(e)

Exceptions to No Conflict Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(f)

Exceptions to Litigation Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(g)

Exceptions to Violation of Law Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(h)

Exceptions to Environmental Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(l)

Exceptions to Title Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(m)

Operating Licenses and Certificates

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(n)

Exceptions to Condition and Adequacy of Assets Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(o)

Financial Statements

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(p)

Census Reports

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(q)

Exceptions to Absence of Material Change Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(t)

Employee Information

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(u)

Resident Trust Fund Information

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(v)

Exceptions to Records Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 9(w)

Exceptions to Medicare and Medicaid Representation

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 11(n)

Third Party Consents

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 15(b)(i)(1)

Form of Limited Warranty Deed

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 15(b)(i)(2)

Form of Bill of Sale

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 15(b)(i)(3)

Form of Assignment/Assumption of Assumed Leases & Assumed Contracts

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 15(b)(i)(4)

Nonforeign Status Affidavit

PURCHASE & SALE AGREEMENT Trillium Park

Exhibit 15(d)

Notice Letter to Residents

PURCHASE & SALE AGREEMENT Trillium Park